Exhibit 10.2

[Letter to All Participants Under the

Sysco Corporation 2008 Cash Performance Unit Plan]

November 15, 2011

PERSONAL AND CONFIDENTIAL

[Name]

[Street Address]

[City, State, Zip]

Dear [Grantee]:

In recognition of your long-term commitment to Sysco and its customers and of your expected future contributions to our corporate financial objectives, you have been granted [                ] “performance units” under the Sysco Corporation 2008 Cash Performance Unit Plan, as amended and restated (the “Plan”). The value assigned to each of your performance units is $1.00.

Subject to the terms and conditions of the Plan, these performance units represent your right to receive a cash bonus of up to 150% of the total value of your units. Unlike previous grants under the Plan, the amount of your cash bonus will depend on whether Sysco meets certain performance metrics relative to other S&P 500 companies. Performance will now be measured by Sysco’s relative Total Shareholder Return (“TSR”)1 over the three year period beginning July 3, 2011 and ending June 28, 2014 (the “Performance Period”). The amount of your cash bonus will be determined by comparing Sysco’s TSR to the TSR for other S&P 500 companies over the Performance Period. Bonuses will be based on Sysco’s TSR percentile rank in the S&P 500 as follows:

TSR Percentile Rank in S&P 500	Payout (% of Value of Units)
150%
140%
125%
100%
75%
50%
No Payout

Prior grants under the Plan will continue to use the performance measures outlined in the grant letters you received in connection with those grants.

Certain changes previously made to the cash bonus under the Plan will continue to apply to the performance units discussed above:

[1]	Total Shareholder Return is calculated as follows: [Ending Stock Price – Beginning Stock Price + Dividends Declared] / Beginning Stock Price.

1.	If you retire in good standing from Sysco during the performance period, the units awarded to you for the performance period will be reduced on a pro-rata basis based on the number of years during which you were actively employed during the performance period prior to your retirement. You will get credit for a year if you were actively employed by Sysco at any time during the year.

2.	Your payment amount for your units following a change of control of Sysco will be determined assuming that Sysco achieved the target level of performance (100% of the total value of your units) with respect to each performance goal for the performance period.

3.	On May 15, 2009, the Board of Directors of Sysco adopted an incentive payment clawback policy which gives the Compensation Committee the right to recoup all or a portion of your payment amount with respect to the units awarded for the performance period if there is a restatement of the financial results (other than a restatement resulting from a change in accounting policy) used to determine your payment amount within thirty-six (36) months of a payment and such restatement would have resulted in a lower payment amount had it been determined based on such rested financials.

Enclosed for your review are copies of the Plan document, the Program document, a beneficiary designation form, instructions for completing the beneficiary designation form and other explanatory materials. All of the enclosed documents are important legal documents that should be reviewed carefully and kept in a safe place. If you are a new participant or would like to change your designated beneficiary under the Plan, please complete the enclosed beneficiary designation form as soon as possible, and return it to Connie Brooks. If you completed the beneficiary designation form last year, you do not have to complete it again this year unless you want to change your designated beneficiary.

Thank you for your hard work and service. Your efforts, which are an integral part of Sysco’s growth and progress, are deeply appreciated. If you should have any questions about your performance unit grant or the Plan, please contact Mark Wisnoski or Russell Libby

Sincerely,

William J. DeLaney

Chief Executive Officer

FISCAL YEAR 2012

CASH PERFORMANCE UNIT PROGRAM

[Performance Period Fiscal 2012-2014]

Adopted Effective August 25, 2011

This Fiscal Year 2012 Cash Performance Unit Program (the “Program”) was adopted pursuant to the First Amended and Restated Sysco Corporation 2008 Cash Performance Unit Plan (the “Plan”) by the Committee (as defined in the Plan) of Sysco Corporation (the “Company”) effective August 25, 2011. This Program is for the Performance Period commencing July 3, 2011, and ending June 28, 2014 (the “Performance Period”). Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Plan.

1. Participants. The participants (“Participants”) in the Program are those Persons designated by the Committee or by the Chairman or the Chief Executive Officer (individually, a “Senior Officer”) who are employed by the Company or an operating division or subsidiary of the Company and who either (i) serve as an officer of the Company; or (ii) serve as an officer of one or more operating divisions or subsidiaries of the Company.

2. Definitions.

(a) Total Shareholder Return. The Total Shareholder Return (“TSR”) for the Performance Period is equal to the following:

Ending Stock Price – Beginning Stock Price + Dividends

                Beginning Stock Price

Where:

“Beginning Stock Price”: is the closing price of a share of the Company’s common stock, as listed on the New York Stock Exchange, on the day immediately preceding the first day of the Performance Period;

  “Dividends”: is the per share dividends paid on Company common stock during the Performance Period; and

“Ending Stock Price”: is the closing price of a share of the Company’s common stock, as listed on the New York Stock Exchange, on the day immediately preceding the last day of the Performance Period.

(b) Peer Group TSR. The index, published on the last day of the Performance Period, which sets forth the three year total shareholder return of each of the companies listed in the S&P 500 as of such date.

(c) TSR Percentile Rank. The percentile rank of the Company within the Peer Group TSR.

3. Method of Operation.

(a) In General. Subject to the discretion of the Committee to formulate different Performance Goals as to any Participant other than Covered Employees, the Payment Amount which a Participant can earn with respect to Performance Units under the Plan is based on the performance of the Company as a whole. Except as otherwise provided in the Plan, the Payment Amount is calculated with respect to the entire Performance Period. If earned, the Payment Amount shall be paid in accordance with the Plan.

(b) Payment Amount. The Payment Amount for a Participant shall be determined as follows:

Number of Performance Units Granted to Participant	X	Unit Value	X	Applicable Percentage	=	Payment Amount

Where:

  “Unit Value”: is $1.00 per unit; and

“Applicable Percentage”: is the percentage corresponding to the Company’s TSR Percentile Rank for the Performance Period as set forth on the following Table:

TSR Percentile Rank	Applicable Percentage
Percentile Rank	50%
Percentile Rank	75%
Percentile Rank	100%
Percentile Rank	125%
Percentile Rank	140%
Percentile Rank	150%

Participants will not be eligible for a payment under this Program unless the Company’s TSR Percentile Rank within the Peer Group TSR for the Performance Period is at least the             percentile.

(c) General Rules Regarding Bonus Calculation. In determining whether or not the results of the Company for the Performance Period satisfy the Performance Goals, except as otherwise provided herein Company accounting practices and generally accepted accounting principles shall be applied on a basis consistent with prior periods, and such determination shall be based on the calculations made by the Company, approved (in the case of Covered Employees) by the Committee and binding on each Participant.

4. Payment. Within 90 days after the end of the Performance Period, the Company shall determine, and, in the case of Covered Employees, the Committee shall approve, the Payment Amount to be made for Performance Units awarded under the Plan and earned by each Participant that is a Covered Participant pursuant to the provisions of Section 3 above. Such bonus shall be payable in cash as provided in the Plan, and shall be paid no later than the last day of the fourth month following the end of the Performance Period (the “Payment Date”), except in the case of the Retirement of a Specified Employee during the Performance Period, in which case the Payment Amount shall not be paid to the Participant until the later of six months following the date of Retirement or the Payment Date, but only to the extent that making such payment on the Payment Date would result in a violation of Section 409A of the Code.

5. Maximum Units Granted to Participants under this Program. The Committee has established the maximum number of Units that may be granted to a Participant under this Program. Nothing in this Program shall be construed to give any Participant the right to receive a number of Units for the Performance Period equal to the maximum number of Units established by the Committee, and the Committee shall have the right to grant a Participant a number of Units less than the maximum established by the Committee.

6. Overall Limitation Applicable to Covered Employees. Notwithstanding any other provision in this Program to the contrary, in no event shall any Covered Employee be entitled to a Payment Amount for any Performance Period in excess of one percent (1%) of the Company’s earnings before income taxes as publicly disclosed in the “Consolidated Results of Operations” section of the Company’s annual report to the Securities and Exchange Commission on Form 10-K for the Fiscal Year ending in 2014.

7. Clawback of Payment Amount. The amounts payable, if any, pursuant to this Program are subject to the Company’s Clawback Policy, as set forth more fully in the Plan.

8. Delegation of Authority. Pursuant to Section 8.1 of the Plan, the Committee hereby delegates discretionary authority granted to the Committee under this Program as well as under the Plan to the Senior Officers and each of them individually, except as to Covered Employees.

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